UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) May 19, 2005

                       NATIONAL PROPERTY INVESTORS III
            (Exact name of Registrant as specified in its charter)


            California                0-9567                  13-2974428
      (State or other jurisdiction  (Commission            (I.R.S. Employer
         of incorporation or        File Number)        Identification Number)
           organization)
                                55 Beattie Place
                              Post Office Box 1089
                        Greenville, South Carolina 29602
                    (Address of principal executive offices)


                                 (864) 239-1000
                           (Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 1.01   Entry into a Material Definitive Agreement.

National Property Investors III (the "Registrant") owns a 99% interest in National Pinetree Limited Partnership, a North Carolina limited partnership (the "Partnership"). The Partnership owns Pinetree Apartments, a 220-unit apartment complex located in Charlotte, North Carolina ("Pinetree"). On May 19, 2005, the Partnership, and eight other partnerships that own apartment complexes containing 1,666 units, collectively (the "Selling Partnerships"), entered into a Purchase and Sale Contract (the "Purchase Agreement") with a third party, Juniper Investment Group, Ltd, a Texas limited partnership (the "Purchaser") to sell the nine apartment complexes owned by the Partnerships to the Purchaser for a total sales price of $62,300,000, of which $5,800,000 represents the sales price for Pinetree. Each of the Selling Partnerships is affiliated with AIMCO Properties, L.P., an affiliate of the managing general partner of the Partnership ("AIMCO Properties").

The  following  is a  summary  of the  terms  and  conditions  of  the  Purchase
Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which will be filed with the Registrant's Form 10-QSB for the quarterly period ended June 30, 2005.

PURCHASE PRICE. The total purchase price is $62,300,000, of which $5,800,000 represents the sales price for Pinetree, subject to certain prorations and adjustments at the closing. The Purchaser delivered an initial deposit of $375,000, of which $100,000 is non-refundable. The Partnership is allocated approximately $35,000 of the initial deposit, of which approximately $9,000 is non-refundable.

CLOSING. The expected closing date for the transaction is August 4, 2005. The Purchaser has the right to extend the closing for up to thirty days by delivering written notice and delivering an additional (non-refundable) payment of $100,000, of which approximately $9,000 would be allocated to the Partnership. The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES. With respect to Pinetree, the Purchaser will pay sales, use, gross receipts or similar taxes, recording costs, any premiums or fees required to be paid with respect to the title policy and one half of the customary closing costs of the escrow agent. The Partnership will pay the transfer taxes and one-half of the customary closing costs of the escrow agent. With respect to the other eight apartment complexes, the costs and fees to be paid by the Purchaser and respective selling partnership vary according to the state the apartment complex is located.

REPRESENTATIONS AND WARRANTIES. The Partnerships and the Purchaser each made limited representations and warranties to the other.

RISK OF LOSS. The risk of loss or damage to the nine apartment complexes by reason of any insured or uninsured casualty during the period through and including the closing date will be borne by the Partnerships. The Partnerships must maintain all of their existing insurance coverage on the nine apartment complexes in full force and effect until the closing date.

ASSIGNMENT. With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without first obtaining the prior written approval of the Partnerships.

DEFAULTS AND REMEDIES. If the Purchaser defaults in its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, then, immediately and without notice or cure, the Purchaser shall forfeit such deposits to the Partnerships, and neither party shall be obligated to proceed with the purchase and sale of the eight apartment complexes. The Partnerships expressly waive the remedies of specific performance and additional damages for any such defaults by the Purchaser.

If the Partnerships, prior to the closing, default in their representations, warranties, covenants, or obligations then the Purchaser has the option of (i) seeking specific performance of the Partnerships' obligation to deliver the deed pursuant to the Purchase Agreement (ii) terminating the Purchase Agreement, having returned any deposits made by the Purchaser, and recovering, as its sole recoverable damages its documented direct and actual out-of-pocket expenses and costs up to $25,000 per apartment complex.



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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                NATIONAL PROPERTY INVESTORS III
                                (a California Limited Partnership)


                                By: NPI Equity Investments, Inc.
                                    Managing General Partner


                                By: /s/Martha L. Long
                                    Martha L. Long
                                    Senior Vice President


                               Date: May 25, 2005